Exhibit 10.30

Twin River Worldwide Holdings, Inc.
100 Twin River Road
Lincoln, RI 02865

Effective July 1, 2017:
Amended as of December 31, 2018

John E. Taylor, Jr.
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Re:	Twin River Worldwide Holdings, Inc. (“Twin River”)

Dear Mr. Taylor:

The Board of Directors of Twin River (the “Board”) appreciates your willingness to continue in the role of Executive Chairman in this important period of Twin River’s history. This letter agreement sets forth terms of such service.

Title:	Executive Chairman of the Board.
Role/Responsibilities:

In addition to your existing role as Chairman of the Board, as Executive Chairman you will use your commercially reasonable efforts to oversee the management of Twin River’s strategic projects and public policy initiatives, as well as such other responsibilities consistent with your role as Chairman of the Board as the Board and you may from time to time mutually agree. In addition, you will serve on such Board committees to which you are elected by the Board.

You will be an independent contractor with respect to your services hereunder, and you will be free to exercise your own judgment as to the manner and method of providing your services to Twin River, subject to applicable laws and requirements reasonably imposed by Twin River. You will not be treated as an employee of Twin River for any purpose, and you will not be a participant in any employee health or other benefit plan of Twin River.

Term:	The term of this letter agreement began on July 1, 2017 and will end on the earliest to occur of (i) December 31, 2019, (ii) a Change in Control (as defined below), (iii) the date as of which the Board gives you written notice of its intent to terminate this letter agreement, (iv) the date on which you give the Board written notice of your intent to terminate this letter agreement, and (v) the date of your death (such period, as applicable, the “Term”). Notwithstanding the foregoing, if the Term ends other than due to your voluntary resignation not at the Board’s request (other than for “cause” as defined below), and other than due to your death or your permanent and total disability prior to December 31, 2019, then you will receive compensation at the level herein contemplated through December 31, 2019. Except as expressly provided for otherwise in this letter agreement, upon the expiration or termination of the Term, you will no longer receive compensation at the level herein contemplated, but you will continue as a member of the Board as nonexecutive Chairman for at least the remainder of your then-current Board term (or, if earlier, your termination for “cause” (as that term is used in Section 141(k) of the Delaware General Corporation Law)) at not less than your compensation for such service as was in effect immediately prior to July 1, 2017. For the avoidance of doubt, you will not be eligible to receive your regular Board compensation for so long as you are also receiving continued payments hereunder.

Compensation:

In lieu of any other compensation for service on the Board or any committee thereof, you will be paid Executive Chairman compensation of $100,000 per month, beginning as of July 1, 2017, prorated for any partial month. 62.5% of such amount (i.e., $62,500) will be paid monthly in cash.

The remaining 37.5% of such amount (i.e., $37,500 per month) will be paid in the form of Twin River common stock pursuant to a time-based Twin River restricted stock unit award. Such restricted stock unit award will be granted under Twin River’s equity incentive plan and pursuant to the applicable restricted stock unit award agreement (collectively, the “EIP”). For purposes of such restricted stock unit award, Twin River common stock will be valued (a) for any period ending December 31, 2018 at $86 per share (yielding an aggregate award of 7,848 Twin River common shares) and (b) for subsequent periods, value will be determined by the Compensation Committee of the Board (the “Committee”) in good faith by reference to market prices or, if the Company’s common stock is listed on a national securities exchange, at the closing sales price on the last trading day of the prior calendar month. Such restricted stock unit awards will be equitably adjusted for stock dividends, splits, recapitalizations and similar events after July 1, 2017 in accordance with the EIP, and will be eligible for dividend equivalent rights.

For periods during the Term prior to December 31, 2018, such restricted stock unit awards will vest as to 436 shares of Twin River common stock) for each full month during the Term (or during any period following the end of the Term when you are receiving continued payments hereunder), prorated for any partial month. For subsequent periods during the Term, such restricted stock will be vested on actual award, pro rated for any partial month. All vested shares subject to such restricted stock unit award will be settled upon the earlier of (i) your termination of service as a director of Twin River (excluding termination for “cause,” in which case such restricted stock unit award (including the vested portion thereof) will be forfeited), provided that such termination also constitutes a “separation from service” for purposes of Section 409A and (ii) a Change in Control. Any restricted stock units that have not vested as of the applicable settlement date will be canceled and forfeited.

 For purposes of this letter agreement, a “Change in Control” means that any person or entity acquires beneficial ownership of a majority of Twin River’s voting stock or elects a majority of the Board, provided in either case that such event constitutes a “change in control event” with respect to Twin River for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”).

You will also be reimbursed for all out-of-pocket costs and expenses incurred by you in connection with your work, including living expenses in Rhode Island consistent with past practice.

The Committee may also award you additional discretionary Executive Chairman compensation following the completion of any fiscal year. Such additional discretionary Executive Chairman compensation, if any, will be paid in the form of a fully vested Twin River restricted stock unit award under the EIP. For purposes of valuing such restricted stock unit award, the Committee may take into account the most recent trading price of Twin River’s common stock. Such restricted stock unit award will be equitably adjusted for stock dividends, splits, recapitalizations and similar events following grant in accordance with the EIP, and will be eligible for dividend equivalent rights. All shares subject to such restricted stock unit award will be settled upon the earlier of (i) your termination of service as a director of Twin River (excluding termination for “cause,” in which case such restricted stock unit award (including the vested portion thereof) will be forfeited), provided that such termination also constitutes a “separation from service” for purposes of Section 409A, and, (ii) a Change in Control.

Twin River will provide you a copy of an IRS Form 1099 for compensation paid to you as herein contemplated in each calendar year or portion thereof. As such, Twin River will not withhold, and you will be solely responsible for, taxes levied upon your compensation as herein contemplated.

Commitment:	You will devote substantially all of your business time and efforts during normal business hours to the performance of your duties as Executive Chairman except that, subject to applicable licensing requirements, you may devote reasonable periods of time to charitable and community activities, managing personal investments and serving on boards of other companies, provided that these activities (individually or in the aggregate) do not materially interfere with the performance of your duties or create a conflict of interest.
Indemnity/Insurance:	You will be entitled to such indemnity and insurance as is made available to executive officers and directors of Twin River generally.
Miscellaneous:	This letter agreement will be governed by Delaware law and any dispute hereunder may be brought only in Delaware courts. Except as otherwise set forth herein, this letter agreement constitutes the entire agreement between you and Twin River with respect to the specific subject matter hereof, and supersedes all prior agreements and understandings relating to the specific subject matter hereof.

Please confirm that the foregoing is acceptable to you by signing and returning a copy of this letter agreement.

Very truly yours,

TWIN RIVER WORLDWIDE
HOLDINGS, INC.

By:	/s/ Craig Eaton

Name:	Craig Eaton
Title:	Sr. Vice President

Accepted and agreed to:

/s/ John E. Taylor, Jr.
John E. Taylor, Jr.

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